Exhibit 99.1

BioSpecifics Technologies Corp. Reports Third Quarter
2010 Financial Results

LYNBROOK, NY – November 8, 2010 – BioSpecifics Technologies Corp. (NASDAQ: BSTC; the "Company"), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the third quarter ended September 30, 2010.

“We are thrilled that our continued efforts to develop collagenase have been recognized by the grants awarded to us by the government under the Qualifying Therapeutic Discovery Project Program, which provides funding to companies whose projects show the greatest potential to result in new treatments for unmet medical needs,” commented Thomas L. Wegman, President of BioSpecifics. “These additional resources will assist us in our ongoing effort to move collagenase through the clinic in new promising indications including human and canine lipomas.”

Financial Results:

The Company reported a net loss of $0.5 million for the third quarter ended September 30, 2010, or $0.08 per basic and diluted common share, compared to a net loss of $0.4 million, or $0.06 per basic and diluted common share, for the same period in 2009.

Total revenue for the third quarter ended September 30, 2010 was $1.0 million as compared to $0.8 million for the same period in 2009. The increase in revenue was mainly due to royalty revenues recognized under the Company’s agreements with DFB Biotech, Inc. and its affiliates and the Company’s strategic partner Auxilium Pharmaceuticals, Inc. (“Auxilium”), partially offset by lower licensing revenues. The royalty revenues recognized in the third quarter of 2010 from the net sales of XIAFLEX were from the sales that occurred in the first and second quarters of 2010. For future periods, revenues from XIAFLEX royalties and mark-up on cost of goods sold will generally be recognized in the quarter that Auxilium provides written reports and related information to BioSpecifics - generally the quarter following the quarter in which sales by Auxilium occurred.

Research and development expenses for the third quarter ended September 30, 2010 were $0.2 million, compared to $0.1 million for the same period in 2009. The increase in research and development expenses was primarily due to preclinical expenses and consulting services.

General and administrative expenses for the third quarter ended September 30, 2010 were $1.3 million, compared to $1.2 million for the same period in 2009. The increase in general and administrative expenses was due to legal expenses and stock based compensation, partially offset by lower consulting services.

As of September 30, 2010, BioSpecifics held cash, cash equivalents and short-term investments of $8.7 million, compared to $9.9 million on June 30, 2010.

Recent Corporate Highlights:

  In November, Auxilium stated that XIAFLEX sales in the third quarter ended September 30, 2010 were $4.6 million. Auxilium also stated that it expects sales of XIAFLEX for the fourth quarter ended December 31, 2010 to be in the range of $5.9 million to $6.4 million.

  In November, Auxilium reported that the Center for Medicare and Medicaid Services has announced that, effective January 1, 2011, J0775 will be the code used to identify XIAFLEX when billed to Medicare, Medicaid and commercial health plans for reimbursement. The XIAFLEX specific CPT code is expected to be effective in 2012.

  In November, Auxilium reported the following leading indicators of the XIAFLEX launch as of October 31, 2010:

  2,093 physicians and 1,516 sites have completed the training and enrollment process and are eligible to use XIAFLEX for the treatment of adult patients with Dupuytren’s contracture with a palpable cord;

  3,915 insurance verification requests and 2,097 referrals to specialty pharmacies have been received by the Auxilium call center;

  578 sites in the U.S. have prescribed XIAFLEX and approximately 323 sites (56%) have treated two or fewer patients, 198 sites (34%) have treated 3-10 patients and 57 sites (10%) have treated more than 11 patients.

  Auxilium believes that approximately 91% of insured lives have access to XIAFLEX.

  In November, BioSpecifics announced that it received a total of $426,000 in grant funding under the Qualifying Therapeutic Discovery Project Program. The program, funded through the U.S. Patient Protection and Affordable Care Act of 2010, supports therapeutic discovery programs. The grant funding will support the Company’s clinical development of injectable collagenase in human lipomas and of improved collagenase for tissue disassociation.

  In October, BioSpecifics announced that Auxilium had dosed the first subject in the global Phase 3 program of XIAFLEX for Peyronie’s disease, a condition in which scar tissue develops on the shaft of the penis that can cause the penis to curve during erection, often interfering with or preventing intercourse and resulting in psychological distress or bother for the patient. The two randomized, double-blind, placebo-controlled Phase 3 studies are expected to enroll at least 600 patients at approximately 70 sites in the U.S. and Australia. There is also one open label study, which is expected to enroll at least 250 patients, at approximately 30 sites in the U.S., E.U. and New Zealand, and one pharmacokinetic study, which should enroll approximately 16 patients.

Upcoming Milestones:

Looking forward, BioSpecifics expects to announce the following milestones:

  Pfizer, Inc., Auxilium’s strategic partner for XIAFLEX in Europe, continues its efforts to achieve registration of XIAFLEX for Dupuytren’s contracture in Europe. Auxilium believes that Pfizer will gain approval for XIAFLEX in Europe in 2011. If approved, Pfizer will market XIAFLEX under the trademark name XIAPEX in Europe.

  Auxilium anticipates that it will complete enrollment for the Phase 3 double-blind studies of XIAFLEX for Peyronie’s disease in the first quarter of 2011 and will report top-line results in the first half of 2012.

  BioSpecifics plans to initiate a trial for XIAFLEX in canine lipomas by the end of 2010.

  Auxilium plans to prioritize new pipeline indication(s) for XIAFLEX by the end of 2010.

Webcast and Conference Call

The Company will host a conference call today at 8:30 am ET to discuss its third quarter 2010 results and to provide a corporate update.

To participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The presentation will be available via a live webcast at: www.videonewswire.com/event.asp?id=73790.

A replay of the call will be available one hour after the conference ends on November 8, 2010 until 9:00 am ET on November 15, 2010. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 445651. The archived webcast will be available for 90 days in the Investor Relations section of the BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium has announced the approval of XIAFLEX by the FDA in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAFLEX in Europe. More information about BioSpecifics may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding progress toward achievement of Auxilium’s objectives for the U.S. launch of XIAFLEX for Dupuytren’s contracture in 2010; the ability of Pfizer to achieve its objectives for XIAFLEX™ in Europe; the success of the Phase 3 trials for XIAFLEX for the treatment of Peyronie’s disease, which will determine the amount of milestone, royalty and sublicense income payments BioSpecifics may receive; the Company’s ability to initiate and complete clinical trials in additional indications; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2009 filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
Net sales	$5,183	$19,089	$32,328	$36,194
Royalties	819,639	481,197	1,358,773	856,597
Licensing fees	109,275	266,282	2,916,835	1,298,844
Consulting fees	70,000	70,000	210,000	210,000
Total Revenues	1,004,097	836,568	4,517,936	2,401,635

Costs and expenses:
Research and development	216,571	112,920	1,258,187	352,983
General and administrative	1,289,310	1,176,885	4,969,653	3,484,341
Total costs and expenses	1,505,881	1,289,805	6,227,840	3,837,324

Operating loss	(501,784)	(453,237)	(1,709,904)	(1,435,689)

Other income (expense):
Investment Income	17,487	24,140	69,262	28,685
Interest income (expense)	-	-	-	(39)
Other income (expense)	-	600	-	(8,863)
	17,487	24,740	69,262	19,783
Loss before income tax	(484,297)	(428,497)	(1,640,642)	(1,415,906)
Income tax expense	-	46,376	(8,067)	-

Net loss	$(484,297)	$(382,121)	$(1,648,709)	$(1,415,906)

Basic and diluted net loss per share	$(0.08)	$(0.06)	$(0.26)	$(0.23)

Shares used in computation of basic and diluted net loss per share	6,275,758	6,075,758	6,254,792	6,034,301

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2010	2009

Cash and cash equivalents	$3,299,628	$3,950,389
Short term investments	5,360,970	4,548,541
Accounts and income tax receivable, net	1,595,255	1,712,220
Working capital	5,783,941	5,768,760
Total assets	11,814,756	11,748,478
Long-term liabilities	822,894	1,150,721
Total stockholders' equity	6,389,010	6,092,107